Exhibit 99.1

MeetMe Amends Advertising Agreement

with Beanstock Media

NEW HOPE, PA., April 3, 2015 – MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, today announced it has entered into an amendment to its mobile advertising agreement with Beanstock Media dated as of December 23, 2014.

David Clark, Chief Financial Officer of MeetMe said, “We are very pleased with Beanstock’s performance under our new mobile ad management agreement. This amendment addresses certain technical issues we have encountered early-on and we do not expect it to affect our ability to achieve our previously provided annual guidance for 2015.”

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 80 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether we will continue to be pleased with Beanstock’s performance under our mobile ad management agreement, whether the amendment will successfully address the technical issues we have encountered, and whether the amendment will affect our ability to achieve the financial guidance that we previously provided for 2015. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2014, filed on March 13, 2015. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Press contact:

Fresh PR ☐

Jeannine Jacobi,

323-903-7063☐ jeannine@freshpr.net ☐

or

Investor Contact:

MKR Group, Inc.

Todd Kehrli or Jim Byers

(323) 468-2300

meet@mkr-group.com

Source: MeetMe, Inc.